Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 4 to Form F-4 of Memic Innovative Surgery Ltd. of our report dated June 22, 2021, except for the effects of the restatement disclosed in Note 2 and the subsequent event disclosed in Note 12, as to which the date is December 13, 2021, relating to the financial statements of MedTech Acquisition Corporation, which appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
February 10, 2022